Exhibit 10.31

CONSULTING AND CONFIDENTIALITY AGREEMENT

This Agreement is entered into this 2d day of Sept., 2009 (“Effective Date”) by and between KV Pharmaceutical Company (“KV”), 2503 South Hanley Road, St. Louis, MO 63144, a Delaware corporation, and Ronald J. Kanterman, [Address intentionally omitted] (“Kanterman” or “Consultant”).

WHEREAS, KV possesses confidential information and trade secrets relating to its business which is confidential and proprietary, as more fully set forth in paragraph 5(a) of this Agreement (hereinafter referred to as “Trade Secrets and Confidential Information”);

WHEREAS, in addition to the Trade Secrets and Confidential Information, KV also possesses and enjoys the benefit of sound customer relationships and good will in the marketplace;

WHEREAS, Consultant was an executive at KV until September of 2009;

WHEREAS, KV and Kanterman desire to enter into an agreement whereby Kanterman will serve as a consultant, providing advice, information, and other assistance on various projects for KV; and

WHEREAS, KV has a number of subsidiaries and related companies (hereafter referred to individually and collectively as “Companies”), for which Kanterman may provide consulting services;

THEREFORE, KV and Consultant agree as follows:

1.	TERM OF AGREEMENT

The term of this Agreement shall be for one (1) years, beginning on the Effective Date.

2.	DESCRIPTION OF SERVICES

Beginning the Effective Date, Consultant will provide consulting services to KV in the financial field, as requested by KV. Such consulting services may include, but are not necessarily limited to the following:

Kanterman will provide reasonable and necessary services including but not limited to:

i)	assistance in preparing financial reports of Companies of various natures,

ii)	assistance in investigations of past practices or events at Companies,

iii)	assistance in transition of responsibilities and ongoing continuity of his former job functions.

Kanterman will use his best efforts to provide to KV management a monthly report on the status of these projects and attend relevant meetings at the request of KV. In rendering the Services, Kanterman will devote his best efforts to assist KV in a manner consistent with the policies and procedures of KV.

Kanterman will not be asked to provide Consulting Services on matters occurring after September 2, 2009 except as such matters are relevant to financial reporting of events occurring before that date.

During the term of this agreement, Kanterman agrees that KV projects will take priority over any other projects in which he may be engaged, in that Kanterman agrees not to commit to any projects that will conflict with his ability to honor his obligations under this Agreement.

3.	PERFORMANCE OF SERVICES

During the term of this Agreement, Consultant agrees to provide Consulting Services to Companies at such times as are reasonably requested by KV, and to devote sufficient time to Consulting Services as are reasonably necessary to accomplish them appropriately. In rendering the Consulting Services, Consultant shall comply with all laws and regulations applicable to all activities undertaken by Consultant in connection with this Agreement.

4.	COMPENSATION FOR SERVICES

A.	Compensation

During the term of this Agreement, KV will pay Consultant at the same rate of base pay as he received as of the time of his leaving the employment at KV. Consultant acknowledges receipt of salary from KV for the months of September and October of 2009, and that such salary constitutes consideration under this agreement for those two months.

B.	Reimbursement for Expenses

KV will reimburse Consultant for all travel and related expenses incurred as a result of his Consulting Services, provided KV has approved such expenses in advance.

5.	CONFIDENTIALITY

A.	Trade Secrets and Confidential Information

Consultant agrees that Companies are engaged in a highly competitive business and have expended, and continue to expend, significant resources to develop and maintain valuable customer relationships, good will, trade secrets, and confidential and proprietary information. Consultant further agrees that the covenants in this Agreement are reasonable and necessary to protect Companies’ legitimate business interests in their customer relationships, good will, trade secrets, and confidential and proprietary information. Consultant further agrees that as a result of its investments of money, skill, and time, Companies have developed and will continue to develop certain valuable trade secrets and confidential information that are peculiar to their business and the disclosure of which would cause Companies significant and irreparable harm.

(a)	The term “Trade Secrets” refers to the following:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, products planning information, marketing strategies, plans, finance, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of KV, and its customers, clients, and suppliers;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is not generally known to the public and is commercially valuable and secret in the sense that its confidentiality affords KV a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, know-how, show-how and trade secrets not generally known to the public, whether or not patentable or copyrightable; and

(iv)	all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models relating to any of the foregoing, confidential or proprietary information not generally known to the public and stored on any computer system and software used by KV in connection with the business or operations of KV, and any other tangible manifestation of the foregoing which now exist or come into Consultant’s control or possession as a result of Consultant’s provision of Consulting Services.

(b)	The term “Confidential Information” means any data or information and documentation other than Trade Secrets which is valuable to KV and not generally known to the public, including but not limited to:

(i)	Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchase or sales, or other financial data, whether relating to KV generally, or to particular products, services, geographic areas, or time periods;

(ii)	Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by KV, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to KV the details of which are not generally known;

(iii)	Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of KV, marketing forecasts, results of marketing efforts or information about impending transactions;

(iv)	Personnel information, including but not limited to KV employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance or other personnel information; and

(v)	Customer information, including but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and KV, status of customer accounts or credit, or related information about actual or prospective customers.

(c)	Consultant further acknowledges that Consultant will have or may have regular and significant contact with KV customers. Consultant also acknowledges that Consultant will have and may acquire knowledge of said customers’ specialized business requirements and that Consultant would not have had such contact or acquire such knowledge but for Consultant’s employment by KV.

(d)	Consultant agrees that he will not use, disclose or disseminate to any other person, organization, or entity or otherwise employ any Trade Secrets or Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of KV through no act or omission of Consultant.

(e)	All documents, agreements, records, notebooks, patent filings, memos, and correspondence, including copies thereof, relating to the business of KV or the Companies, whether prepared by KV, the Companies, Consultant, or others, and whether presently existing or hereafter prepared (“Company Records”), are and will continue to be the property of KV. Upon request by KV or upon termination of this Agreement by either party, Consultant immediately will return to KV all materials (in whatever form) in the Consultant’s possession relating to KV’s Trade Secrets, Confidential Information, and Company Records.

6.	RELATIONSHIP OF PARTIES

It is understood by the parties that Consultant is an independent contractor with respect to, and not an employee or agent of, KV or the Companies.

A.	Payroll Taxes.

Neither state or federal income tax, nor payroll tax of any kind shall be withheld or paid by KV on behalf of Consultant. Instead, since Consultant is an independent contractor, he will be solely responsible for such taxes.

B.	KV not Responsible for Workers’ Compensation Insurance

No Workers’ Compensation insurance shall be obtained by KV on account of Consultant. Instead, since Consultant is an independent contractor, he will be solely responsible for obtaining any necessary workers’ compensation insurance.

C.	Authority to Bind the Company

Consultant has no authority to enter into contracts or agreements on behalf of KV or the Companies.

D.	Ineligibility for Benefits.

As an independent contractor, Consultant shall not be eligible for any benefits provided by KV and/or the Companies. However, nothing in this Consulting and Confidentiality Agreement shall impair or diminish any right of Consultant under that certain Separation Agreement and General Release dated Sept. 2, 2009.

7.	NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person, deposited in the United States mail, first-class postage prepaid, or sent by generally recognized next business day delivery service (such as Federal Express), addressed as set forth in the first paragraph of this Agreement. A party’s address may be changed by said party from time to time by providing written notice to the other in the manner set forth herein.

9.	ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties as to the Consulting Services to be provided hereunder and there are no other promises or conditions between them related to such services in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties on the subject of the Consulting Services. However, the parties expressly acknowledge the existence and continued viability of that certain Separation Agreement and General Release. The parties further agree that in the event of a conflict between the provisions of this agreement and any provision of the Separation Agreement and General Release, the provisions of the Separation Agreement and General Release shall control.

10.	RIGHT OF COURT TO MODIFY THIS AGREEMENT

The parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time, a court or other trier of fact may modify and enforce the Agreement to the extent it believes to be reasonable under the circumstances.

11.	AMENDMENT

This Agreement may be modified or amended only in writing signed by both parties.

12.	SEVERABILITY

If any provision of this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not effect the validity of any other provision of this Agreement, but such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate distinct covenant. It is the parties’ express intention that, should a court of competent jurisdiction find any provision of this Agreement to be unenforceable as written, then such court should reform the offending provision so as to render it enforceable to the fullest extent deemed reasonable by the court.

13.	WAIVER

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of limitation of that party’s rights to subsequently enforce and compel strict compliance with each and every provision of this Agreement.

14.	ASSIGNMENT

Neither this agreement nor the rights or obligations of Consultant hereunder shall be assigned, subcontracted or otherwise transferred by Consultant to any other person or entity, by operation of law or otherwise.

15.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Missouri, without regard to principles of conflict of law which would otherwise make the laws of any other jurisdiction applicable hereto.

In witness whereof, the parties have duly executed this Agreement as of the date first set forth above.

Agreed to this 2nd day of Sept., 2009, by:

Consultant

/s/ Ronald J. Kanterman
Ronald J. Kanterman

KV Pharmaceutical Company

By:	/s/ David A. Van Vliet

Title:	Interim President/CEO